EX 10.39
JANUARY 9, 2024

Dear Christine:

You have notified Voya Investment Management (“Voya”) of your desire to retire from Voya on December 31, 2024 (or an earlier date as you and Voya agree after the effective transition of a successor) and to step down from your current role as Chief Executive Officer of Voya Investment Management, to be effective as of January 9, 2024 (the “Transition Date”) and resign from all directorships and roles you hold with Voya or any of its subsidiaries or affiliates. You agree to execute any other documents to effectuate such transition, as requested by Voya.

1.The Advisory Period.

(a.) Following the Transition Date, you will remain employed as an advisor to Voya and to Voya Financial, Inc. (the “Company”) until December 31, 2024 (such period, the “Advisor Period,” and the last day of the Advisor Period, the “Advisor End Date”). If you voluntarily terminate your services as an advisor earlier than December 31, 2024, such Advisor End Date shall be the effective date of such voluntary termination. Your duties during the Advisor Period will be assisting the new Chief Executive Officer of Voya Investment Management in supporting the transition of such role’s responsibilities as mutually agreed upon. During the Advisor Period, you will continue to be an employee of Voya for purposes of any employee benefit plan, program or arrangement of Voya or any of its subsidiaries or affiliates.

(b) In connection with your services as an advisor during the Advisor Period and subject to your not resigning your employment or Voya not terminating your employment for Cause (as defined below), (i) Voya will continue to pay your base salary (annualized at $300,000) in accordance with normal payroll practices. You will continue to be eligible for the long-term incentive (“ 2023 LTI”) and annual awards expected to be determined, granted and paid in the first quarter of 2024 based on 2023 company and individual performance as part of the annual compensation management process for all executive officers, in which your 2023 LTI and annual awards will be determined consistently with all current executive officers without regard to your retirement, and (ii) Voya will also pay the value of your paid time off accrued through the Advisor End Date, to be included in your last paycheck (all such compensation in this Section 1(b), the “Advisor Compensation”).

(c) You are Retirement-Eligible (as defined in the 2019 Omnibus Employee Incentive Plan) as of the date of this agreement. For the avoidance of doubt, your outstanding unvested equity awards and original vesting dates, as of the date hereof, as set forth in Exhibit A, will continue to vest on the dates set forth thereon and be subject to the terms and conditions, including such vesting conditions, set forth in the applicable underlying award agreements. Additionally, for the avoidance of doubt, after the Advisor Period, you are eligible to continue medical coverage under the Voya Retire Welfare Benefit Plan, pursuant to the terms of that plan.

(d) “Cause” shall mean the occurrence of any of the following:

•an employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or under the laws of any other jurisdiction;
•an employee’s commission of, or participation in, a fraud or act of dishonesty against the Company or any of its subsidiaries or any client of the Company or of any of its subsidiaries;
•an employee’s material violation of any material contract or agreement between such employee and the Company or any of its subsidiaries;
•any act or omission by an employee involving malfeasance or gross negligence in the performance of such employee’s duties and responsibilities to the material detriment of the Company or any of its subsidiaries; or

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•an employee’s material violation of the applicable rules or regulations of any governmental or self-regulatory authority that causes material harm to the Company or any of its subsidiaries, such employee's disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by his or her job description or such employee's loss of any governmental or self-regulatory license that is reasonably necessary for such employee to perform his or her duties or responsibilities, in each case as an employee of the Company or any of its subsidiaries.

The determination as to whether Cause has occurred shall be made by the Company, in its sole discretion and, in such case, the Company also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of employment was for Cause). If the Company believes that Cause has occurred, the Company will notify you and give you the opportunity to cure.

2. Additional Conditions. In addition to the Advisor Compensation, you will be eligible for the Additional Compensation (as defined below) if all of the following requirements are met (the “ Conditions”):

a.you execute and do not revoke this agreement or Release (as defined below) within the time period described in Section 5;
b.you execute and do not revoke the Reaffirmation attached as Schedule A following the Advisor End Date; and
c.you comply with the terms of this agreement including but not limited to your continuing obligations to Voya as described in Section 4 below.

3. Voya will provide a cash incentive award, with a target amount equal to $300,000 (the “Additional Compensation”), in March 2025.

You acknowledge that the Advisor Compensation and Additional Compensation, and any payments made pursuant thereto, serve as adequate consideration for your general waiver and release of claims set forth in Exhibit B (the "Release") and other commitments, covenants and releases set forth in this agreement.

If your services are terminated during the Advisor Period before July 1, 2024 due to your voluntary termination of services, or due to Voya terminating your services for Cause (as defined in the Voya Financial, Inc. Severance Plan for Senior Managers), you shall not be entitled to receive the Additional Compensation, and the 2023 LTI, to the extent already granted, may be subject to recoupment. Voya’s right of recoupment pursuant to the foregoing is separate from any generally applicable terms of your existing or future award agreements that relate to such awards being subject to Voya’s recoupment policies.

4. Continuing Obligations.

You agree to adhere to the restrictive covenants of your long-term incentive award agreements, including, without limitation, the 12-month non-compete provisions contained therein; provided that the non-compete provisions contained in such award agreements shall apply from the date of this agreement through January 8, 2025 (“Non-Compete End Date”). During an additional 12- month period after the Non-Compete End Date, should you provide services to a Competitor Firm, any portion of the long-term incentive awards that has not yet vested as of the date you agreed to provide services to the Competitor Firm shall be forfeited as of such date you agreed to provide such services. For the avoidance of doubt, Competitor Firms shall include and are limited to those listed in on Annex B of the 2023 Award Agreement under the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan. Nothing precludes you from becoming a member of a board of directors, and/or providing consulting services, to a non-Competitor Firm on written notice to Voya, so long as doing so does not interfere with your performing any services owing by you to Voya.

5. Consideration Period and Option to Revoke. You acknowledge and agree that you have been given at least twenty-one (21) calendar days to consider the terms of the Release. The parties acknowledge

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and agree that any changes to this agreement that may be negotiated, whether material or immaterial, will not restart the 21 day consideration period. If you should choose to sign this agreement and Release before the expiration of the 21-day consideration period, you do so freely, voluntarily and without coercion. You understand that you may revoke the agreement by notifying Voya in writing of such revocation within seven (7) calendar days following execution thereof. If you choose to revoke this agreement, you must provide written notification of the revocation to my attention by email and such notice must be received by the close of business on the seventh day following the date you signed this agreement to be effective. If you revoke this agreement within the specified time period, this agreement shall not become effective and you will not receive the Advisor Compensation described in Section 1(b) or the Additional Compensation described in Section 3. For the avoidance of doubt, the foregoing clause does not affect the compensation described in Section 1(c). If you do not revoke the agreement within seven days, the agreement will be binding upon you on the day following the seven (7) day revocation period and will be irrevocable (the “Effective Date”).

6. Amendment, Modification, and Termination. No provision of this agreement may be amended, modified, altered or terminated except in writing signed by you and an officer of Voya, which writing shall specifically reference this agreement and the provision which the parties intend to amend, modify or terminate.

7. Entire Agreement. This agreement shall constitute the entire agreement between Voya and you concerning any severance payments, compensation or other packages relating to the termination of your employment, and fully supersedes and replaces all prior discussions, agreements or understandings between Voya and you regarding those matters. This agreement does not affect any vested benefit you may have as of the Transition Date under any benefit plan, which shall continue to be governed by the terms of the applicable plan. This agreement supplements, rather than supersedes, any agreements that you have with Voya that restricts your activities during or after your employment, including non-disclosure agreements, non-solicitation agreements and other restrictive covenants.

8. Section 409A. The parties agree that this agreement is intended to be exempt from or comply with the provisions of Internal Revenue Code (the “Code”) Section 409A and that the terms and provisions of this agreement shall be construed and interpreted consistent with such intent. Notwithstanding any other provision of this agreement, you understand that Voya shall not be liable to you if the payment of the Additional Compensation or any other amount or benefit under this agreement fails to be exempt from or comply with Section 409A of the Code. For purposes of this agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Termination of your employment with Voya and its affiliates shall be construed consistent with a “separation from service” as defined under Section 409A of the Code. If Voya determines that all or any portion of the payments and benefits provided under this agreement constitute “deferred compensation” under Section 409A of the Code and that you are a “specified employee” of Voya, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the applicable payments or the provision of the benefits shall be delayed until the six-month anniversary of your separation from service, to the extent required by Section 409A of the Code.

9. Signatures and Counterparts. This agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. This agreement may be executed with electronic signatures. You understand that photocopy and facsimile copies of signatures on the agreement and any such signed counterparts may be used in lieu of the original for any purpose.

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Sincerely,

/s/ My Chi To	Date:	1/9/2024
My Chi To

Executive Vice President, Chief Legal Officer and Corporate Secretary
Voya Financial, Inc.

Accepted by:

/s/ Christine Hurtsellers	Date:	1/9/2024
Christine Hurtsellers

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Schedule A
REAFFIRMATION PAGE
This page represents your reaffirmation of the commitments set forth in the letter agreement made and entered into by and between Christine Hurtsellers and Voya Investment Management (“V oya”) (the “Agreement”) from the date you signed the Agreement through the date that you sign this Reaffirmation, and you hereby agree that the release of claims pursuant to Exhibit B of the Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date you sign this Reaffirmation. You will have seven (7) days following your execution of this Reaffirmation to revoke your signature by notifying, in writing, to [NAME], [EMAIL OF CONTACT], with a copy to the General Counsel, of this fact within such seven (7) day period.

I ratify and reaffirm the commitments set forth in the Agreement:

Christine Hurtsellers

Date

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Exhibit A
TERM SHEET

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Exhibit B
Waiver and Release